Yorkville advisors

December 11, 2008

VIA FACSIMILE 214.575.9314
AND OVERNIGHT COURIER

TXP Corporation
1299 Commerce Drive
Richardson, TX 75081
Attention: Michael Shores

Re: DEFAULT LETTER

Dear Mr. Shores

This letter is to notify you that TXP Corporation (the "Company") is in default under the financing transactions entered into between YA Global Investments, L.P. ("YA Global") and the Company, including without limitation, (i) the securities purchase agreement dated on or about May 29, 2008, (ii) the secured convertible dentures issued to YA Global thereunder, (iii) the security agreement between the Company and YA Global dated May 29, 2008, (iv) the securities purchase agreement dated on or about March 30, 2007, (v) the secured convertible dentures issued to YA Global thereunder, and (vi) all documents and instruments entered into in connection with the forgoing (collectively, the "Transaction Document").

One or more defaults have occurred under the Transaction Documents as a result of, among other things (i) the Company's failure to pay indebtedness in an amount exceeding $250,000 and (ii) the Company stating that it is unable to pay its debts generally as they come due, and its failure to pay its debts as they come due (collectively, the "Existing Defaults"). As a result of the Existing Defaults, and in accordance with YA Global's rights under the Transaction Documents, YA Global hereby DEMANDS that the Company immediately repay all of its obligations to YA Global under the Transaction Documents.

Please be advised that YA Global intends to proceed with the exercise of its rights and remedies under the Transaction Documents, including, without limitation, taking whatever action might be appropriate to ensure that the Company does not take any actions that may impair its ability to make full and punctual performance of its obligations to YA Global. However, any delay or failure of YA Global to exercise any of its rights and remedies shall not be deemed to constitute a waiver of YA Global's demand, an agreement to forbear, or a modification or waiver of the terms of the Transaction Documents, or of any of YA Global's rights and remedies thereunder.

YA Global hereby expressly reserves all of its rights and remedies in this matter and confirms that the terms and conditions of the existing documents, instruments, and agreements remain in full force and effect.

Your prompt attention to the foregoing is anticipated.

Sincerely,

YA GLOBAL INVESTMENTS, L.P.
By: Yorkville Advisors, LLC
Its: Investment Manager

By: ______________________
Troy Rillo
Sr. Managing Director

cc: Hodgson Russ LLP
1540 Broadway 24th floor
New York, New York 10036
Attention: Eric Pinero ESQ
Facsimile: 212-751-0928